Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

Apr 3, 2013

Alaska Air Group Reports March Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported March and first quarter operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 10.1 percent increase in traffic on a 10.9 percent increase in capacity compared to March 2012. This resulted in a 0.6-point decrease in load factor to 88.3 percent. Alaska also reported 85.5 percent of its flights arrived on time in March, compared to the 85.3 percent reported in March 2012.
The following table shows Alaska's operational results for March and first quarter of 2013, compared to the prior-year periods:

	March				1st Quarter
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	1,680	1,580	6.4%		4,534	4,275	6.1%
Revenue passenger miles RPM (in millions)	2,270	2,061	10.1%		6,172	5,637	9.5%
Available seat miles ASM (in millions)	2,570	2,319	10.9%		7,203	6,575	9.6%
Passenger load factor	88.3%	88.9%	(0.6	) pts	85.7%	85.7%	—
On-time arrivals as reported to U.S. DOT	85.5%	85.3%	0.2	pts	87.6%	84.5%	3.0	pts

-more-

HORIZON AIR
Horizon reported a 6.2 percent increase in March traffic on a 2.9 percent increase in capacity compared to March 2012. This resulted in a 2.5-point increase in load factor to a March record 80.9 percent. Horizon also reported 90.0 percent of its flights arrived on time in March, compared to the 88.1 percent reported in March 2012.
The following table shows Horizon's operational results for March and first quarter of 2013, compared to the prior-year periods:

	March				1st Quarter
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	602	571	5.4%		1,680	1,583	6.1%
RPMs (in millions)	184	173	6.2%		511	482	6.0%
ASMs (in millions)	228	221	2.9%		648	634	2.3%
Passenger load factor	80.9%	78.4%	2.5	pts	78.8%	76.1%	2.7	pts
On-time arrivals as reported to U.S. DOT	90.0%	88.1%	1.9	pts	89.2%	88.2%	1.0	pts

AIR GROUP
On a combined basis, Air Group reported a 9.5 percent increase in traffic on a 9.7 percent increase in capacity compared to March 2012. This resulted in a 0.2-point decrease in load factor to 87.7 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for March and first quarter of 2013, compared to the prior-year periods:

	March				1st Quarter
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	2,326	2,200	5.7%		6,346	5,995	5.8%
RPMs (in millions)	2,491	2,276	9.5%		6,796	6,232	9.0%
ASMs (in millions)	2,840	2,588	9.7%		7,983	7,344	8.7%
Passenger load factor	87.7%	87.9%	(0.2	) pts	85.1%	84.9%	0.2	pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for five consecutive years from 2008 to 2012. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.
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